CONFIRMING STATEMENT

 This Statement confirms that the undersigned has authorized and designated each of
Candice L. Cheeseman and John M. Matheson, signing singly, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the United States Securities and Exchange Commission as a result of the undersigned's ownership of, or transactions in, securities of Global Power
Equipment Group Inc. The authority of Candice L. Cheeseman and John M. Matheson under this
Statement shall continue until the undersigned is no longer required to file Forms 3, 4 or 5 with regard to the undersigned's ownership of or transactions in securities of Global Power
Equipment Group Inc., unless earlier revoked in writing. The undersigned acknowledges that neither Candice L. Cheeseman nor John M. Matheson is assuming, nor is Global Power
Equipment Group Inc. assuming, any of the undersigned's responsibilities to comply with the reporting requirements under Section 16 of the Securities Exchange Act of 1934.

        /s/ Luther C. Daniels, Jr.
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       Luther C. Daniels, Jr.
       March 21, 2005